Exhibit 10.1

Summary of 2010 Amendments to the

Energy Partners, Ltd. Change of Control Severance Plan

Amend the Change of Control Severance Plan effective as of March 24, 2005, as amended from time to time prior to the date hereof, for designated officers and employees of the Company (the “COC Plan”) to provide for the following:

(i) Provide that a Participant (as defined in the COC Plan) receives benefits under the COC Plan only if such Participant’s termination of employment occurs within one year after a Change of Control (as defined in the COC Plan);

(ii) Provide for levels of Designated Multiple (as defined in the COC Plan) of 1.0, 1.5, 2.0 and 2.5;

(iii) Provide for levels of Designated Period (as defined in the COC Plan) of:

(A)	12 months for Participants with a Designated Multiple of 1.0; and

(B)	18 months for Participants with a Designated Multiple of 1.5, 2.0 or 2.5;

(iv) Change the method of determining a Participant’s bonus for purposes of calculating the severance benefit payable as follows:

(A)	for a termination of employment occurring during 2010, 50% of the target bonus for 2010;

(B)	for a termination of employment occurring during 2011, the average of (1) 50% of the target bonus for 2011, (2) 50% of the target bonus for 2011 and (3) the actual bonus paid or to be paid for 2010;

(C)	for a termination of employment occurring during 2012, the average of (1) 50% of the target bonus for 2012, (2) the actual bonus paid for 2010 and (3) the actual bonus paid or to be paid for 2011;

(D)	for a termination of employment occurring after 2012, the average annual bonus for the three years preceding termination; and

(E)	for a termination of employment of a Participant hired after the adoption of this proposed amendment of the COC Plan, the Board and/or the Compensation Committee can determine to adjust the bonus calculation if, under the circumstances of such Participant’s employment, the Board and/or Compensation Committee determines such adjustment is necessary or appropriate to accomplishing the objectives of the COC Plan; and

(v) For a period of 18 months after the adoption of this proposed amendment of the COC Plan, no amendment or termination of the COC Plan is permitted that would remove a Participant from the COC Plan or would adversely affect a Participant’s rights to benefits under the COC Plan, other than to define an exchange offer, bankruptcy or similar technical circumstance as not constituting, in the determination of the Board, a Change of Control, in terms of fulfilling the objectives of the COC Plan.